EXHIBIT 99

ADP Reports First Quarter Fiscal 2010 Results

   Revenues Decline 4%; EPS From Continuing Operations Increases 4%

                  Narrows Fiscal 2010 Guidance

  Forecasting Fiscal 2010 Revenues Down 1% to 2% With $2.34 to
                            $2.39 EPS

ROSELAND, N.J., Nov. 4, 2009 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenues of $2.1 billion for the first fiscal quarter ended September 30, 2009, a decline of 4% from a year ago, Gary C. Butler, president and chief executive officer, announced today. Revenues continue to be negatively impacted by the severe economic conditions that began toward the end of the prior fiscal year's first quarter. Unfavorable foreign exchange comparisons contributed two percentage points of the quarter's revenue decline. Pretax and net earnings from continuing operations increased 1% and 2%, respectively, and diluted earnings per share from continuing operations increased 4% to $0.56 from $0.54 a year ago on fewer shares outstanding. ADP acquired over 360,000 shares of its stock for treasury at a cost of about $13.7 million fiscal year-to-date. Cash and marketable securities were $1.7 billion at September 30, 2009.

First Quarter Discussion

Commenting on the results, Mr. Butler said, "I am encouraged by ADP's first quarter results. As anticipated, the comparison to a year ago was difficult as the prior fiscal year's first quarter was not significantly impacted by the economic slowdown that began in September 2008. Revenues were slightly ahead of our expectations and ADP achieved better than anticipated earnings results. The actions taken in last year's fourth quarter to reduce our expense structure benefited the current quarter's results.

"New business sales for Employer Services and PEO Services are tracking close to our expectations. Dealer Services benefited from increased transactional volumes resulting from the United States government's "cash for clunkers" program in August, though we believe the increased car sales during the month reflected an acceleration in timing as we did not see these volumes recur in September.

Employer Services

"Employer Services' revenues declined 3% for the first quarter. In the United States, revenues from our traditional payroll and payroll tax filing business declined 7%, and beyond payroll revenues grew 3%. The number of employees on our clients' payrolls in the U.S. declined 6.5%, as measured on a same-store-sales basis for our clients on our AutoPay platform. Worldwide client retention, while still at historically high levels, declined 1.0 percentage point. Employer Services' pretax margin improved 70 basis points, and benefited primarily from reduced headcount levels as a result of the fourth quarter fiscal 2009 restructuring.

"Combined Employer Services and PEO Services worldwide new business sales declined 2% for the first quarter. The dollar value of new business sold during the quarter represents the expected new annual recurring revenue to be generated from each sale.

PEO Services

"PEO Services' revenues increased 6% for the first quarter primarily due to higher benefits pass-through revenues that resulted from increases in both benefit rates and the number of worksite employees. PEO Services' pretax margin increased 180 basis points including the settlement of a state unemployment tax matter that increased pretax earnings $9 million. Excluding this settlement, PEO Services' pretax margin declined 125 basis points due to higher benefits pass-through costs and promotional activities to drive new sales. Average worksite employees paid increased 3% to approximately 195,000.

Dealer Services

"Dealer Services' revenues declined 4% for the first quarter. As expected, continued dealership closings and consolidations as well as lower transactional revenues related to lower car sales volumes contributed to the decline in revenues. Revenues did not decline as much as we anticipated due to the increase in transactional activity from the United States government's "cash for clunkers" program during the month of August, which appears to be an acceleration in the timing of car sales from future periods. As a result of the publicly announced General Motors closure of its Saturn division, Dealer Services recorded a $7 million pretax intangible asset impairment charge. As a result, Dealer Services' pretax margin declined 130 basis points, which included a 220 basis points decline attributable to the impairment charge. Excluding the impairment charge, Dealer Services' pretax margin improved 90 basis points, benefiting primarily from reduced headcount levels as a result of the fourth quarter fiscal 2009 restructuring.

Interest on Funds Held for Clients, Interest Income on Corporate Funds, and Interest Expense

"The safety of principal, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the first quarter, interest on funds held for clients declined $24.0 million, or 15.8%, from $151.9 million to $127.9 million, due to a decline of 30 basis points in the average interest yield to 4.0%, and a decline of 9.7% in average client funds balances from $14.0 billion to $12.7 billion. Interest expense declined $16.0 million, or 83%, from $19.2 million to $3.2 million driven by a decline of 200 basis points in average commercial paper borrowing rates to 0.2%. Average daily commercial paper borrowings increased $0.2 billion from $2.4 billion to $2.6 billion, which partially offset the decline in interest expense from lower borrowing rates. We utilize our short-term financing arrangements to satisfy our short-term funding requirements related to client funds obligations in order to extend the maturities of our investment portfolio, thus averaging our way through an interest rate cycle.

Fiscal 2010 Forecast

"We have updated our forecasts for total ADP revenues and earnings per share. Certain market indicators suggest that the U.S. economy has reached the trough of the downturn and has begun to stabilize; however, the economic landscape is still challenging and the timing of the inevitable recovery remains uncertain. We continue to anticipate that the tough year-over-year comparisons will abate as the fiscal year progresses.

 * Total revenues - decline of 1% to 2%
 * Diluted earnings per share - $2.34 to $2.39, compared with $2.39 earnings per share from continuing operations in fiscal 2009 excluding favorable tax settlements in the fourth quarter
 * Employer Services - decline in revenues of 1% to 2%
    - Pays per control - decline of 4% to 5%
    - Client revenue retention - flat to down 1 percentage point
 * PEO Services - revenue growth of 4% to 6% driven by benefits pass-through revenues
 * Employer Services and PEO Services new business sales - about flat
 * Dealer Services - decline in revenues of 3% to 6%
 * We anticipate no improvement in pretax margins

"Interest on funds held for clients is expected to decline $70 to $80 million, or 12% to 13%, from $609.8 million in fiscal 2009. This is based on an approximate 30 basis point decline in the expected average interest yield to about 3.7%, and a 5% to 6% decline in average client funds balances. This is a reduction from our prior forecast when we anticipated a decline of $60 to $70 million, or 10% to 11% which was based on an approximate 20 basis point decline in the expected average interest yield to about 3.8%, and a 4% to 6% decline in average client funds balances. The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of November 3, 2009. The Fed Funds futures contracts anticipate an increase to 50 basis points on April 28, 2010, ending the fiscal year with Fed funds at that level. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of November 3, 2009 were used to forecast new purchase rates for the U.S. client extended and client long portfolios, respectively.

"We expect interest expense to decline about $20 million from $33.3 million in fiscal 2009 primarily from lower interest expense on our short-term financing related to our ongoing client funds extended investment strategy. Our average commercial paper borrowing rates are expected to decline approximately 70 basis points to about 0.3% and we anticipate a decrease of up to $0.1 billion in average daily commercial paper borrowings to $1.8 to $1.9 billion.

"I am cautiously optimistic as I look ahead to the coming months. Even though the pace of the economic recovery is unclear, ADP is positioned well to leverage the inevitable recovery. We are focused on the right things to maintain our market leadership positions, including providing excellent service to our clients and executing against our five point strategic growth program. Our foundation for growth is strong, and I continue to be optimistic about ADP's long-term growth prospects," Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenues and pretax earnings by reportable segment for fiscal years 2008 and 2009 and the first quarter of fiscal 2010 have been updated to reflect fiscal 2010 budgeted foreign exchange rates, and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Wednesday, November 4 at 8:30 a.m. EST. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with nearly $9 billion in revenues and about 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's website at www.ADP.com.

 Automatic Data Processing, Inc. and Subsidiaries
 Condensed Consolidated Balance Sheets
 (In millions)
 (Unaudited)
                                                  Sept. 30,   June 30,
                                                    2009        2009
                                                  ---------  ---------
 Assets
 Cash and cash equivalents/
  Short-term marketable securities (A)            $ 1,619.4  $ 2,296.1
 Other current assets                               1,826.5    1,988.6
                                                  ---------  ---------
     Total current assets before funds held
      for clients                                   3,445.9    4,284.7

 Funds held for clients                            16,272.5   16,419.2
                                                  ---------  ---------
     Total current assets                          19,718.4   20,703.9

 Long-term marketable securities                       99.2       92.4
 Property, plant and equipment, net                   723.5      734.5
 Other non-current assets                           3,895.0    3,820.9
                                                  ---------  ---------
     Total assets                                 $24,436.1  $25,351.7
                                                  =========  =========

 Liabilities and Stockholders' Equity
 Obligation under commercial paper borrowing      $      --  $   730.0
 Other current liabilities                          1,810.3    2,033.7
 Client funds obligations                          15,633.7   15,992.6
                                                  ---------  ---------
     Total current liabilities                     17,444.0   18,756.3

 Long-term debt                                        42.2       42.7
 Other non-current liabilities                      1,295.9    1,230.1
                                                  ---------  ---------
     Total liabilities                             18,782.1   20,029.1

 Total stockholders' equity                         5,654.0    5,322.6
                                                  ---------  ---------
     Total liabilities and stockholders' equity   $24,436.1  $25,351.7
                                                  =========  =========

 (A) As of June 30, 2009, cash and cash equivalents / short-term marketable securities include cash and cash equivalents
     related to a commercial paper borrowing of $730.0 million, which was repaid on July 1, 2009.

 Automatic Data Processing, Inc. and Subsidiaries
 Consolidated Statements of Earnings
 (In millions, except per share amounts)
 (Unaudited)

                                                    Three Months Ended
                                                       September 30,
                                                      2009      2008
                                                    --------  --------
 REVENUES:
 Revenues, other than interest on funds held for
  clients and PEO revenues                          $1,681.0  $1,752.5
 Interest on funds held for clients                    127.9     151.9
 PEO revenues (A)                                      293.9     277.1
                                                    --------  --------
 Total revenues                                      2,102.8   2,181.5
                                                    --------  --------

 EXPENSES:
 Costs of revenues:
   Operating expenses                                1,006.8   1,046.9
   Systems development and programming costs           126.1     130.4
   Depreciation and amortization                        60.4      59.4
                                                    --------  --------
   Total costs of revenues                           1,193.3   1,236.7

 Selling, general and administrative expenses          492.7     526.7
 Interest expense                                        3.2      19.2
                                                    --------  --------
 Total expenses                                      1,689.2   1,782.6
                                                    --------  --------

 Other income, net                                     (33.7)    (42.4)
                                                    --------  --------

 Earnings from continuing operations
  before income taxes                                  447.3     441.3

 Provision for income taxes                            163.2     163.3

                                                    --------  --------
 Net earnings from continuing operations            $  284.1  $  278.0

 Loss from discontinued operations, net
  of provision for income taxes of $1.1
  for the three months ended September 30, 2008           --      (1.1)

                                                    --------  --------
 Net earnings                                       $  284.1  $  276.9
                                                    ========  ========

 Basic earnings per share from
  continuing operations                             $   0.57  $   0.55
 Basic earnings per share from
  discontinued operations                                 --        --
                                                    --------  --------
 Basic earnings per share                           $   0.57  $   0.55
                                                    ========  ========

 Diluted earnings per share from
  continuing operations                             $   0.56  $   0.54
 Diluted earnings per share from
  discontinued operations                                 --        --
                                                    --------  --------
 Diluted earnings per share                         $   0.56  $   0.54
                                                    ========  ========

 Dividends declared per
 common share                                       $  0.330  $  0.290
                                                    ========  ========

 (A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of
     payroll wages and payroll taxes, of $2,801.1 and $2,798.6
     for the three months ended September 30, 2009 and 2008,
     respectively.

 Other Selected Financial Data
 (Dollars in millions, except per share amounts)
 (Unaudited)
                                 Three Months Ended
                                   September 30,                  %
                                 2009        2008     Change    Change
                              ----------  ----------  -------   ------
 Revenues (A)
   Employer Services          $  1,492.0  $  1,532.0  $ (40.0)    (3)%
   PEO Services                    296.2       279.2     17.0      6%
   Dealer Services                 313.5       326.8    (13.3)    (4)%
   Other                             1.1        43.5    (42.4)   (97)%
                              ----------  ----------  -------
                              $  2,102.8  $  2,181.5  $ (78.7)    (4)%
                              ----------  ----------  -------
 Pre-tax earnings from
  continuing operations (A)
   Employer Services          $    367.6  $    367.3  $   0.3      0%
   PEO Services                     35.2        28.1      7.1     25%
   Dealer Services                  45.5        51.7     (6.2)   (12)%
   Other                            (1.0)       (5.8)     4.8     83%
                              ----------  ----------  -------
                              $    447.3  $    441.3  $   6.0      1%
                              ----------  ----------  -------
 Pre-tax margin (A)
   Employer Services                24.6%       24.0%     0.7%
   PEO Services                     11.9%       10.1%     1.8%
   Dealer Services                  14.5%       15.8%    (1.3)%
   Other                             n/m         n/m      n/m
                              ----------  ----------  -------
                                    21.3%       20.2%     1.0%
                              ==========  ==========  =======

 (A) Prior year's segment results were adjusted to reflect fiscal year 2010 budgeted foreign exchange rates.

 n/m - not meaningful

                                               Three Months
                                                  Ended
                                               September 30,
                                              2009     2008     Change
                                            -------   -------   ------
 Components of other income, net:
 Interest income on corporate funds         $ (36.3)  $ (46.0)  $  9.7
 Gain on sale of building                      (1.5)     --       (1.5)
 Realized gains on
  available-for-sale securities                (8.0)     (1.1)    (6.9)
 Realized losses on
  available-for-sale securities                 7.3       1.9      5.4
 Other, net                                     4.8       2.8      2.0
                                            -------   -------   ------
 Total other income, net                    $ (33.7)  $ (42.4)  $  8.7
                                            =======   =======   ======

                                      Three Months
                                         Ended
                                      September 30,               %
                                     2009      2008    Change   Change
                                   --------  -------  --------  ------
 Earnings per share information:
 Net earnings from continuing
  operations                       $  284.1  $ 278.0  $    6.1      2%
 Net earnings                      $  284.1  $ 276.9  $    7.2      3%
 Basic weighted average
  shares outstanding                  501.4    507.5      (6.1)     (1)%
 Basic earnings per share from
  continuing operations            $   0.57  $  0.55  $   0.02      4%
 Basic earnings per share          $   0.57  $  0.55  $   0.02      4%

 Diluted net earnings from
  continuing operations            $  284.1  $ 278.0  $    6.1      2%
 Diluted net earnings              $  284.1  $ 276.9  $    7.2      3%
 Diluted weighted average
  shares outstanding                  503.7    513.5      (9.8)     (2)%
 Diluted earnings per share
  from continuing operations       $   0.56  $  0.54  $   0.02      4%
 Diluted earnings per share        $   0.56  $  0.54  $   0.02      4%

                                                     Three Months Ended
                                                        September 30,
                                                     2009        2008
                                                    -------     -------
 Key Statistics:
 Internal revenue growth:
   Employer Services                                   (3)%         8%
   PEO Services                                         6%         18%
   Dealer Services                                     (6)%         1%

 Employer Services:
   Change in pays per control - AutoPay product      (6.5)%       0.4%
   Change in client revenue retention
    percentage - worldwide                         (1.0)pts   (0.6)pts
   Employer Services/PEO new business
    sales growth - worldwide                           (2)%       (8)%

 PEO Services:
   Paid PEO worksite employees at end of period     197,000     193,000
   Average paid PEO worksite employees
    during the period                               195,000     190,000

 Automatic Data Processing, Inc. and Subsidiaries
 Other Selected Financial Data, Continued
 (Dollars in millions, except per share amounts or where otherwise stated)
 (Unaudited)
                                  Three Months Ended
                                    September 30,                 %
                                   2009       2008      Change  Change
                                 --------   --------   -------  -------
 Average investment balances
   at cost (in billions):
   Corporate, other than
    corporate extended           $    1.5   $    1.5   $  --       (2)%
   Corporate extended                 3.1        2.9       0.1      5%
                                 --------   --------   -------  ------
   Total corporate                    4.6        4.5       0.1      3%
   Funds held for clients            12.7       14.0      (1.4)   (10)%
                                 --------   --------   -------  ------
   Total                         $   17.2   $   18.5   $  (1.2)    (7)%
                                 ========   ========   =======  ======

 Average interest rates
  earned exclusive of
  realized losses (gains) on:
   Corporate, other than
    corporate extended                1.0%       3.7%
   Corporate extended                 4.2%       4.4%
                                 --------   --------
   Total corporate                    3.2%       4.1%
   Funds held for clients             4.0%       4.3%
                                 --------   --------
   Total                              3.8%       4.3%
                                 ========   ========

 Net unrealized gain (loss)
  position at end of period      $  653.7   $  (41.8)

 Average short-term financing
  (in billions):
  U.S. commercial paper
   borrowings                    $    2.6   $    2.4
  U.S. & Canadian reverse
   repurchase agreement
   borrowings                         0.5        0.5
                                 --------   --------
                                 $    3.1   $    2.9
                                 ========   ========

 Average interest
  rates paid on:
   U.S. commercial
    paper borrowings                  0.2%       2.2%
   U.S. & Canadian reverse
    repurchase agreement
    borrowings                        0.2%       2.5%

 Interest on funds held
  for clients                    $  127.9   $  151.9   $ (24.1)   (16)%
 Corporate extended
  interest income (B)                32.6       32.0       0.6      2%
 Corporate interest
  expense-short-term
  financing (B)                      (1.7)     (17.2)     15.4     90%
                                 --------   --------   -------
                                 $  158.7   $  166.7   $  (8.1)
                                 ========   ========   =======

 (B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP
     disclosures, management believes this information is
     beneficial to reviewing the financial statements of ADP.
     Management believes this information is beneficial as it
     allows the reader to understand the extended investment
     strategy for ADP's client funds assets, corporate
     investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

                                                        Three Months
                                                           Ended
                                                        September 30,
                                                        2009    2008
                                                      -------  -------

 Corporate extended interest income                   $  32.6  $  32.0
 All other interest income                                3.7     14.0
                                                      -------  -------
     Total interest income on corporate funds         $  36.3  $  46.0
                                                      =======  =======

 Corporate interest expense - short-term financing    $   1.7  $  17.2
 All other interest expense                               1.5      2.0
                                                      -------  -------
     Total interest expense                           $   3.2  $  19.2
                                                      =======  =======

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, should be considered in evaluating any forward-looking statements contained herein.

CONTACT:  Automatic Data Processing, Inc.
          ADP Investor Relations
          Elena Charles
            973.974.4077
          Debbie Morris
            973.974.7821